CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation of our reports dated March 30, 2001 on the consolidated financial statements of USCI, Inc. and the financial statements of Ameritel Communications, Inc., included in this Form 10-K, into USCI, Inc.'s previously filed Registration Statement File Nos. 333-16291 and 333-37329.


/s/ Tauber & Balser, P.C.

Atlanta, Georgia
April 10, 2001